Exhibit 99.1

NEWS

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum / Lena Adams
ICR, Inc.
 Phone:  310.954.1100

agreenebaum@icrinc.com / ladams@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2007 Fourth Quarter and Year-End

Financial Results

Fourth Quarter Highlights

•                  Operating revenue increased 14.1% to $250.7 million

•                  RASM increased 5.2% to 10.66 cents

•                  Passenger yield increased 4.4% to 11.31 cents

•                  Net income of $3.3 million, or $0.07 per basic and diluted share

•                  Industry leading load factor of 86.8%

•                  CASM declined 1.5% to 10.75 cents; excluding fuel, CASM decreased 13.4% to 7.03 cents

2007 Full Year Highlights

•                  Operating revenue increased 10.6% to $982.6 million

•                  Operating income totaled $6.8 million compared to $0.5 million in 2006

•                  Net income of $7.1 million, or $0.15 per basic and diluted share

•                  Industry leading load factor of 87.3%

•                  CASM declined 4.0% to 10.57 cents; excluding fuel, CASM decreased 7.5% to 7.41 cents

•                  Unrestricted cash, cash equivalents and short-term investments of $144.5 million at December 31, 2007

HONOLULU – February 27, 2008 – Hawaiian Holdings, Inc. (AMEX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended December 31, 2007, of $3.3 million, or $0.07 per basic and diluted share, on total operating revenue of $250.7 million.  This result compares to net loss of $9.6 million, or $0.20 per basic and diluted share, for the three months ended December 31, 2006.

For the full year 2007, the Company reported consolidated net income of $7.1 million, or $0.15 per basic and diluted share, on total operating revenue of $982.6 million.  This result compares to consolidated net loss of $40.5 million, or $0.86 per basic and diluted share, on total operating revenue of $888.0 million for the full year 2006.  The 2006 results include a $32.1 million loss related to extinguishment and modification of debt.

Mark Dunkerley, the Company’s President and Chief Executive Officer, commented, “The modest improvement in our 2007 results belies a year of both great challenges and notable achievements.  We did a good job of managing those items of cost that we control only to see the improvements largely offset by the rising price of fuel.  On the revenue side of our business, we strengthened our relative position in our interisland and transpacific operations but the intensity of competition in both of these markets undermined the benefits that might have flowed.  All in all, I believe that Hawaiian is better positioned today than it was this time last year, and considerably better than a couple of years ago.

“At the same time, the challenges posed by rising fuel prices and heavily contested markets continue unabated in 2008, so our management team remains focused on initiatives to improve the financial footing of our business and build shareholder value.  The current high cost of fuel and prospects for a softening U.S. economy add urgency to these efforts,” he said.

Mr. Dunkerley continued, “During the fourth quarter, we reinforced our commitment to Hawaiian’s future. Our agreement with Airbus to acquire up to 24 new long-range aircraft represents the single largest investment in our 78-year operating history. This transaction provides significant flexibility to scale the size of our fleet and enables us to lower our unit cost, expand our geographic reach and improve the on-board experience enjoyed by our customers.  The April launch of service to the Philippines will open our first gateway into Asia and in the years ahead, these larger state-of-the-art aircraft will allow us to pursue additional expansion opportunities around the world.”

Fourth Quarter Operating Results

The Company reported an operating loss of $2.0 million in the fourth quarter of 2007 compared to an operating loss of $16.6 million in the fourth quarter of 2006.  Fourth quarter 2007 operating revenue was $250.7 million, a 14.1% increase compared to the fourth quarter of 2006.  Capacity for the quarter increased 8.5% year-over-year to 2.4 billion Available Seat Miles (ASMs), resulting in Revenue per ASM (RASM) of 10.66 cents, up 5.2% from 10.14 cents in the fourth quarter a year ago.  Fourth quarter load factor increased to 86.8% from 85.2% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) increased 4.4% to 11.31 cents from 10.83 cents in the fourth quarter of 2006.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Twelve Months Ended
	December 31,						December 31,
	2007		2006		Change		2007		2006		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,003.7		1,813.1		10.5%		7,929.9		6,838.9		16.0%
Available seat miles (ASM) (a)	2,302.4		2,127.9		8.2%		9,076.2		7,915.9		14.7%
Passenger revenue per RPM	11.31	¢	10.83	¢	4.4%		11.21	¢	11.65	¢	(3.8	) %
Passenger load factor (RPM/ASM)	87.0%		85.2%		1.8	pt	87.4%		86.4%		1.0	pt.
Passenger revenue per ASM (PRASM)	9.84	¢	9.23	¢	6.6%		9.80	¢	10.07	¢	(2.7	) %

Total Operations:
Revenue passenger miles (RPM) (a)	2,041.2		1,845.3		10.6%		8,057.1		6,965.0		15.7%
Available seat miles (ASM) (a)	2,350.5		2,166.4		8.5%		9,231.6		8,062.1		14.5%
Passenger load factor (RPM/ASM)	86.8%		85.2%		1.6	pt.	87.3%		86.4%		0.9	pt.
Operating Revenue per ASM (RASM)	10.66	¢	10.14	¢	5.2%		10.64	¢	11.02	¢	(3.4	) %
Operating Cost per ASM (CASM)	10.75	¢	10.91	¢	(1.5)%		10.57	¢	11.01	¢	(4.0	) %
CASM ex-fuel	7.03	¢	8.12	¢	(13.4)%		7.41	¢	8.01	¢	(7.5	) %

(a) In millions.

Total operating expenses for the fourth quarter of 2007 increased 7.0% year-over-year to $252.7 million, resulting in an operating cost per available seat mile (CASM) of 10.75 cents, down 1.5% versus the same period a year ago on greater capacity.  CASM excluding fuel for the fourth quarter of 2007 was 7.03 cents, a 13.4% decrease versus last year’s fourth quarter.

Aircraft fuel costs increased 44.7% year-over-year to $87.4 million and represented over 34% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 33% year-over-year in the fourth quarter to $2.63 (including taxes, delivery and hedging impacts), while block hours increased 7.0% primarily reflecting increased 767 operations.

Wages and benefit expense decreased $10.5 million versus a year ago to $51.0 million.  Approximately $7.1 million of this improvement relates to the combination of a favorable adjustment to our workers compensation liabilities in the fourth quarter of 2007 and an unfavorable pension adjustment in the prior year’s fourth quarter.  Maintenance, materials and repairs expense increased $6.3 million to $23.7 million.  The increase in maintenance expense is primarily due to a year-over-year increase in the level of Boeing 767 heavy maintenance activity and higher power-by-the-hour (PBH) charges for engine maintenance.  Aircraft rent expense declined 12.2% compared to the fourth quarter of 2006 as a result of the December 2006 purchase of three previously leased Boeing 767-300ER aircraft, while higher depreciation expenses reflect the ownership of these aircraft and four Boeing 767-300 EM aircraft brought into service during 2006 and 2007.

Fourth quarter 2007 non-operating income totaled $3.1 million, as compared to non-operating expense of $3.5 million in the fourth quarter of 2006. Higher interest expense in the fourth quarter of 2007 related to increased aircraft borrowings in 2006 was offset by gains related to the Company’s fuel hedging activities.

2007 Full Year Operating Results

For the full year 2007, the Company reported operating income of $6.8 million compared to operating income of $0.5 million for the full year 2006.

Full year 2007 operating revenue was $982.6 million, a 10.6% increase compared to $888.0 million in 2006.  Capacity for 2007 increased 14.5% year-over-year to 9.2 billion ASMs, resulting in RASM of 10.64 cents, down 3.4% from 11.02 cents a year ago.  Load factor increased to 87.3% from 86.4% in 2006. Passenger yield declined 3.8% to 11.21 cents from 11.65 cents.

Total operating expenses for the year increased 9.9% to $975.7 million. CASM in 2007 decreased 4.0% to 10.57 cents. CASM excluding fuel for the year was 7.41 cents, a decline of 7.5% versus the prior year.

For the full year of 2007, the Company reported non-operating expenses of $8.9 million, compared to non-operating expenses of $41.5 million in 2006. Higher interest expense in 2007 was partially offset by gains related to the Company’s fuel hedging activities. The 2006 results include a $32.1 million loss related to extinguishment and modification of debt.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of December 31, 2007, the Company had unrestricted cash, cash equivalents and short-term investments of $144.5 million, and $38.7 million in restricted cash.

•                  As of December 31, 2007, the Company’s debt included $103.7 million in two term loans at the Hawaiian level, $117.9 million in floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006 and additional notes payable of $17.4 million.

•                  As of February 22, 2008, Hawaiian had entered into heating oil futures contracts to hedge approximately 28%, 19% and 10% of its first, second and third quarter of 2008 consumption respectively.  Certain of these contracts have settled during the first quarter of 2008.  Additionally, the company had entered into jet fuel forward contracts to hedge approximately 2% of its first quarter consumption.  The Company’s futures and forward contracts (including those that have settled during the first quarter) are outlined in the table below:

Heating Oil Futures and Jet Fuel Forward Contracts

HEATING OIL FUTURES

	Average Heating		Percentage of
	Oil Contract		Quarterly
	Price	Gallons Hedged	Consumption
	per Gallon	(thousands)	Hedged
First Quarter 2008	$2.28	9,156	28%
Second Quarter 2008	$2.39	6,090	19%
Third Quarter 2008	$2.41	3,192	10%

JET FUEL FORWARDS

Percentage of
	Average Jet Fuel		Quarterly
	Contract Price	Gallons Hedged	Consumption
	per Gallon	(thousands)	Hedged
First Quarter 2008	$2.21	714	2%

2007 Highlights

Fourth Quarter Highlights

•                  Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation (DOT). Additionally, Hawaiian ranked second nationally for fewest cancelled flights.

•                  In late November, Hawaiian announced agreements in principle with Airbus and engine maker Rolls-Royce to acquire up to 24 new long-range wide-body aircraft as the first step in a phased fleet plan that will replace its current wide-body fleet of 18 aircraft, expand its long-range fleet, and enable it to open new routes to more distant markets on a nonstop basis from Hawaii.

•                  In late October, the U.S. Bankruptcy Court District of Hawaii ruled in favor of Hawaiian Airlines in its lawsuit against Mesa Air Group, awarding Hawaiian $80 million in damages and ordering Mesa to pay Hawaiian’s costs of litigation and reasonable attorneys’ fees.

•                  In early October, Hawaiian announced approval from the (DOT) to provide nonstop flights between Honolulu and Manila in the Philippines. The service will begin in April 2008, making Hawaiian the only U.S. carrier providing nonstop service between Hawaii and the Philippines.

•                  In October, Hawaiian announced the promotion of Charles Nardello to Senior Vice President, Operations.  Nardello had served as Hawaiian’s Vice President of Maintenance since February 2004.

Third Quarter Highlights

•                  Hawaiian Airlines ranked as the top domestic airline serving Hawaii in Travel + Leisure magazine’s 2007 World’s Best Awards—the ninth consecutive year Hawaiian has earned this distinction.

•                  Hawaiian announced an agreement to become the ‘Official Airline of the Seattle Seahawks.’ For the 2007 NFL season.  The Company also announced an agreement to carry the Oakland Raiders to all of their 2007 away games for the eighth consecutive season.

•                  Consumer Reports gave Hawaiian a “Best Buy” rating for offering the “best combination of service and price.” Hawaiian was one of only four airlines nationwide and the only one serving Hawaii to receive the magazine’s top rating.

Second Quarter Highlights

•                  Hawaiian received the highest rating of any U.S. airline in the 2007 Airline Quality Rating report.  The comprehensive annual study, conducted by the University of Nebraska at Omaha Aviation Institute and the Wichita State University School of Business for the past 17 years, evaluated the nation’s 18 largest carriers using a weighted average of 15 elements in four major areas important to consumers when judging quality airline services.

•                  Travel + Leisure’s 2007 World’s Best Service Awards rated Hawaiian highest of all domestic carriers serving Hawaii and the #3 domestic carrier overall.

•                  Hawaiian announced the appointment of Rick Peterson as Vice President of Marketing and Sales.  Previously Vice President of e-commerce, Peterson has led the development of Hawaiian’s successful online marketing programs for the past decade, including a series of innovative enhancements to its frequent flyer program, HawaiianMiles, and the company’s industry-leading new website.

•                  Culminating six months of studying the company’s management structure, Hawaiian released 98 non-union employees in administrative positions throughout the company and eliminated an additional 38 unfilled non-union positions as part of a broad effort to realign its managerial and administrative structure with the changing nature of its business.

•                  Hawaiian announced a new code share agreement with Korean Air.  The agreement expands the range of travel options for Korean Air’s customers coming to Hawaii and eases their flight connections between Asia, Hawaii and the Western U.S.

•                  Hawaiian added Continental’s U.S. routes to its frequent flyer benefits. Hawaiian members are now able to earn and redeem HawaiianMiles anytime they fly Continental Airlines in the U.S., including Continental Express flights operated by ExpressJet Airlines and Chautauqua Airlines, as well as select Continental Connection flights operated by CommutAir.

First Quarter Highlights

•                  Hawaiian unveiled its next generation airline website.  The new evocative site offers consumers an unsurpassed level of personalized convenience to plan and book travel.

•                  Hawaiian resumed its daily nonstop year-round service connecting San Diego and Kahului, Maui.

•                  Hawaiian appointed Hoyt Zia as Senior Vice President, General Counsel and Corporate Secretary.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, February 27, 2008) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 120 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex: HA). Additional information is available at http://www.HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, aviation fuel costs, competition in the interisland markets, competitive pressure on pricing, ability to negotiate labor agreements, our ability to satisfy financial covenants and our new long term commitments for aircraft  Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2007	2006	2007	2006

Operating Revenue:
Passenger	$226,592	$196,416	$889,038	$796,821
Cargo	8,361	8,379	30,916	32,181
Charter	4,619	2,749	11,842	9,486
Other	11,110	12,087	50,759	49,559
Total	250,682	219,631	982,555	888,047
Operating Expenses:
Aircraft fuel, including taxes and oil	87,357	60,386	291,636	241,660
Wages and benefits	51,030	61,540	222,558	228,010
Aircraft rent	24,418	27,803	97,626	109,592
Maintenance materials and repairs	23,746	17,443	93,166	69,606
Aircraft and passenger servicing	12,768	16,734	53,877	52,655
Commissions and other selling	11,166	12,184	53,602	48,575
Depreciation and amortization	12,599	7,983	45,952	28,865
Other rentals and landing fees	6,573	7,262	27,897	25,720
Other	23,014	24,907	89,407	82,858
Total	252,671	236,242	975,721	887,541
Operating Income (Expense)	(1,989)	(16,611)	6,834	506
Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(6,157)	(5,123)	(25,510)	(17,476)
Losses due to redemption, extinguishment and modification of long-term debt	—	—	—	(32,134)
Interest income	2,719	2,354	10,643	11,338
Capitalized interest	—	1,166	1,309	3,769
Other, net	6,528	(1,944)	4,653	(7,013)
Total	3,090	(3,547)	(8,905)	(41,516)
Net Income (Loss) Before Income Taxes	1,101	(20,158)	(2,071)	(41,010)
Income tax benefit	(2,206)	(10,528)	(9,122)	(463)
Net Income (Loss)	$3,307	$(9,630)	$7,051	$(40,547)
Net Income (Loss) Per Common Stock Share:
Basic	$0.07	$(0.20)	$0.15	$(0.86)
Diluted	$0.07	$(0.20)	$0.15	$(0.86)
Weighted Average Number of
Common Stock Shares Outstanding:
Basic	47,291	47,186	47,203	47,153
Diluted	47,579	47,186	47,460	47,153

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2007		2006		2007		2006
GAAP operating expenses	$252.7		$236.2		$975.7		$887.5
Aircraft fuel, including taxes and oil	87.4		60.4		291.6		241.7
Adjusted operating expenses	$165.3		$175.9		$684.1		$645.9
Available Seat Miles	2,350.5		2,166.4		9,231.6		8,062.1
CASM	10.75	¢	10.91	¢	10.57	¢	11.01	¢
Less aircraft fuel	3.72		2.79		3.15		2.99
CASM - ex-fuel	7.03	¢	8.12	¢	7.41	¢	8.01	¢

Notes:

ASM’s represents total operations